UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

TECHPRECISION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Bella Drive
Westminster, MA 01473
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (978) 874-0591

Copies to:

Scott R. Jones
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103-2799
Phone: (215) 981-4000
Fax: (215) 981-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2016, TechPrecision Corporation (the "Company") entered into an Employment Agreement with Thomas Sammons (the "Employment Agreement"), which is effective as of January 20, 2016 and governs Mr. Sammons's employment as Chief Financial Officer of the Company.  Pursuant to the Employment Agreement, Mr. Sammons will: (i) receive an annual base salary of $200,000; (ii) receive an award of stock options to purchase 500,000 shares of the Company's common stock pursuant to the TechPrecision Corporation 2006 Long-Term Incentive Plan, as amended, with an exercise price equal to the fair market value of the common stock on the grant date and which shall vest in substantially equal amounts on the date of initial grant and each of the subsequent two anniversaries of the date of grant; and (iii) be eligible for an annual cash performance bonus of up to 50% of base salary, subject to goals and objectives set by the Chief Executive Officer and Board of Directors (the "Board") of the Company.  Under the Employment Agreement, Mr. Sammons also will be eligible to participate in Company benefits provided to other senior executives as well as benefits available to Company employees generally.

The Employment Agreement also provides for certain severance payments to Mr. Sammons in the event of his termination.  If Mr. Sammons is terminated without "Cause" or Mr. Sammons terminates his employment for "Good Reason" at any time during the six month period following a change in control, he will be entitled to receive continuation of his base salary for twelve months following termination of his employment.  Under the Employment Agreement, "Cause" is defined to include, without limitation, (i) Mr. Sammons's failure or refusal to perform his material duties and responsibilities (other than any such failure resulting from Mr. Sammons's death) or his repeated failure or refusal to follow lawful and reasonable directives of the Board; (ii) the willful misappropriation by Mr. Sammons of the funds or property of the Company or its affiliates; (iii) the commission by Mr. Sammons of any willful or intentional act, which he should reasonably have anticipated would reasonably be expected to have the effect of materially injuring the reputation, business or business relationships of the Company or its affiliates; (iv) use of alcohol to excess or illegal drugs, continuing after written warning from the Board; or (v) any breach by Mr. Sammons of any material provision of the Employment Agreement.  Mr. Sammons's written notice within thirty days after the occurrence of any of the following, without his consent and not cured within thirty days after the Company's receipt of such notice, constitutes "Good Reason" under the Employment Agreement: (i) Mr. Sammons suffers a material adverse change in the duties, responsibilities or effective authority associated with his titles and positions; or (ii) a material reduction by the Company of Mr. Sammons's base salary.

In addition to the compensation and severance arrangements described above, the Employment Agreement contains customary provisions (i) prohibiting Mr. Sammons from divulging to third parties or using confidential information or trade secrets of the Company; (ii) confirming that all intellectual work products generated by Mr. Sammons during the term of his employment with the Company are the sole property of the Company; and (iii) prohibiting Mr. Sammons from competing against the Company, including by soliciting the Company's employees or its current or prospective clients, until the one year anniversary of the termination of his employment.

The Employment Agreement replaces and supersedes in its entirety the Employment Agreement, dated February 4, 2014, between Ranor, Inc., a subsidiary of the Company, and Mr. Sammons.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Employment Agreement, dated March 31, 2016, between TechPrecision Corporation and Thomas Sammons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2016	By: /s/ Alexander Shen Name: Alexander Shen Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Employment Agreement, dated March 31, 2016, between TechPrecision Corporation and Thomas Sammons.